CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment Number 41 to the Registration Statement on Form S-1 (No. 2-76193) and the related prospectus of Ameriprise Certificate Company of our report dated February 26, 2014 relating to the financial statements and financial statement schedules, which appears in Ameriprise Certificate Company’s Annual Report on Form 10-K for the year ended December 31, 2013. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in such prospectus.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Minneapolis, MN

April 25, 2014